Filed Pursuant to Rule 424(b)(3)

Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
 DATED MARCH 14, 2014 TO PROSPECTUS DATED MAY 1, 2013

FEBRUARY 2014 PERFORMANCE UPDATE

	February 2014	Year to Date	Total NAV 02/28/2014	NAV per Unit 02/28/2014
Series A	2.85%	0.66%	$12,812,565	$1,223.28
Series B	5.24%	2.01%	$14,316,943	$1,327.10

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

FEBRUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended February 28, 2014)

STATEMENT OF INCOME

FEBRUARY 2014
Investment income, interest	$49

Expenses
Management fee	19,869
Ongoing offering expenses	10,740
Operating expenses	1,611
Selling Commissions	42,959
Other expenses	321
Incentive fee	—
Brokerage commissions	21,857

Total expenses	97,357

Net investment loss	(97,308)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	279,577
Net change in unrealized appreciation on futures and forward contracts	172,175

Net gain on investments	451,752

Net increase in net assets from operations	$354,444

STATEMENT OF CHANGES IN NET ASSET VALUE

FEBRUARY 2014
Net assets, beginning of period	$12,727,483

Net increase in net assets from operations	354,444

Capital share transactions
Issuance of shares	38,760
Redemption of shares	(308,122)

Net decrease in net assets from capital share transactions	(269,362)

Net increase in net assets	85,082

Net assets, end of period	$12,812,565
NAV Per Unit, end of period	$1,223.28

SUPERFUND GREEN, L.P. – SERIES B

FEBRUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended February 28, 2014)

STATEMENT OF INCOME

FEBRUARY 2014
Investment income, interest	$41

Expenses
Management fee	22,202
Ongoing offering expenses	12,001
Operating expenses	1,800
Selling Commissions	48,003
Other expenses	390
Incentive fee	—
Brokerage commissions	34,636

Total expenses	119,032

Net investment loss	(118,991)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	526,730
Net change in unrealized appreciation on futures and forward contracts	305,093

Net gain on investments	831,823

Net increase in net assets from operations	$712,832

STATEMENT OF CHANGE IN NET ASSET VALUE

FEBRUARY 2014
Net assets, beginning of period	$14,368,090

Net increase in net assets from operations	712,832

Capital share transactions
Issuance of shares	37,556
Redemption of shares	(801,535)

Net decrease in net assets from capital share transactions	(763,978)

Net decrease in net assets	(51,146)

Net assets, end of period	$14,316,943
NAV Per Unit, end of period	$1,327.10

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.